Exhibit 10.61
CHICO’S FAS, INC.
EXECUTIVE BONUS PROGRAMS
PARTICIPATION AGREEMENT
This Participation Agreement is entered into this 25th day of February, 2016, by and between Chico’s FAS, Inc. (the “Company”) and Shelley Broader (the “Participant”).
WHEREAS, the Participant is a key employee of the Company selected by the Company to participate in one or more executive bonus programs (the “Programs”); and
WHEREAS, as a condition to receiving any bonus payable pursuant to any of the Programs, the Participant acknowledges and agrees to be bound by the following condition:
Repayment of Bonus. If (a) within the two-year period immediately following payment of any Bonus under any Program the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and (b) the Participant is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, then the Participant shall reimburse the Company for the amount of any such Bonus paid under any Program.
IN WITNESS WHEREOF, the parties have executed this Participation Agreement on the date first written above.

CHICO’S FAS, INC.
By:	/s/ Todd E. Vogensen
Title:	Exec. VP & Chief Financial Officer

PARTICIPANT:
/s/ Shelley Broader
Participant’s Signature

Shelley Broader
Participant’s Name – Please Print